                                                                                                              FORM OF

INVESTMENT MANAGEMENT AGREEMENT

FRANKLIN ALTERNATIVE STRATEGIES FUNDS

on behalf of

FRANKLIN PELAGOS COMMODITIES STRATEGY FUND

            THIS INVESTMENT MANAGEMENT AGREEMENT made between FRANKLIN ALTERNATIVE STRATEGIES FUNDS, a Delaware statutory trust (the “Trust”), on behalf of FRANKLIN PELAGOS COMMODITIES STRATEGY FUND (the “Fund”), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation (the “Manager”).

            WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services for the Fund; and,

            WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund.

            NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

            1.         Employment of the Manager.  The Trust hereby employs the Manager to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the oversight of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth.  The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

            2.         Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

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                        A.           Investment Management Services.

                                       (a)          The Manager shall manage the Fund’s assets subject to and in accordance with the investment goals and policies of the Fund and any directions which the Trust’s Board of Trustees may issue from time to time.  In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same.  Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s investment securities shall be exercised to the extent not otherwise delegated to or retained by a Sub-Adviser.  The Manager shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, of (i) the decisions made with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

                                       (b)          The Manager, subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund’s securities transactions.  When placing such orders, the Manager shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied.  The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Fund and the Manager in accordance with the standards set forth below.  Moreover, to the extent that it continues to be lawful to do so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by that broker.  To the extent a Sub-Adviser has agreed under its contract with the Manager to place orders for the execution of securities transactions on behalf of the Fund, such Sub-Adviser shall be responsible for such execution.

                                       Accordingly, the Trust and the Manager agree that the Manager may select brokers for the execution of the Fund’s transactions from among:

                                       (i)           Those brokers and dealers who provide quotations and other services to the Fund, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

                                       (ii)          Those brokers and dealers who supply research, statistical and other data to the Manager which the Manager or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Fund, or which place the Manager in a better position to make decisions in connection with the management of the Fund’s assets and securities, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

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                                       (c)          When the Manager has determined that the Fund should tender securities pursuant to a “tender offer solicitation,” Franklin Templeton Financial Services, Inc.  (“FTFS”) shall be designated as the “tendering dealer” so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which FTFS may be a member.  Neither the Manager nor FTFS shall be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the Financial Industry Regulatory Authority) as of the date of this Agreement.  This Agreement shall not obligate the Manager or FTFS (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust on behalf of the Fund shall enter into an agreement with the Manager and/or FTFS to reimburse them for all such expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

                                       (d)          The Manager shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Manager, on behalf of the Fund, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

                                       (e)          The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Fund.

                                       (f)           Decisions on proxy voting shall be made by the Manager unless the Board of Trustees determines otherwise.  Pursuant to its authority, the Manager shall have the power to vote, either in person or by proxy, all securities in which the Fund may be invested from time to time, and shall not be required to seek instructions from the Fund with respect thereto.  With respect to litigation, class action settlements or regulatory actions relating to securities held by the Fund, the Manager and any Sub-Adviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Board of Trustees on behalf of the Trust.

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                        B.           Provision of Information Necessary for Preparation of Registration Statements, Amendments and Other Materials.  The Manager, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the placement and distribution of the Fund’s shares.

                        C.           Other Obligations and Services.  The Manager shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Fund and its investment activities.

                        D.           Delegation of Services.  The Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (“Sub-Advisers”) to perform some or all of the services for the Fund for which it is responsible under this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies.  The Manager will compensate any Sub-Adviser for its services to the Fund.  The Manager will evaluate the Sub-Advisers and will make recommendations to the Board about the hiring, termination and replacement of a Sub-Adviser.  The Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders is obtained.  Notwithstanding any delegation pursuant to this paragraph or Section 6.A. of this Agreement, the Manager will continue to have responsibility and liability for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

            3.         Expenses of the Fund.  It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Fund shall include:

                        A.           Fees and expenses paid to the Manager as provided herein;

                        B.           Expenses of all audits of the Fund by independent public accountants;

                        C.           Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of its shares;

                        D.           Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

                        E.           Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Manager or its affiliates;

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                        F.           Taxes levied against the Fund;

                        G.           Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

                        H.           Costs, including the interest expense, of borrowing money;

                        I.            Costs incident to meetings of the Board of Trustees of the Trust and shareholders of the Fund, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and the Trust’s legal existence, except as otherwise agreed to by the Trust, on behalf of the Fund, and the Manager or its affiliates;

                        J.            Legal fees, including the legal fees related to the continued qualification of the Fund’s shares for sale;

                        K.           Trustees’ fees and expenses to trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

                        L.           Costs and expense of registering and maintaining the registration of the Fund under federal and any applicable state laws; including the printing and mailing of offering circulars to its shareholders and any other related regulatory expenses;

                        M.          Trade association dues;

                        N.           The Fund’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

                        O.           The Fund’s portion of the cost of any proxy voting service used on its behalf.

            4.         Compensation of the Manager.  The Fund shall pay a management fee in cash to the Manager based upon a percentage of the value of the Fund’s net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, during the preceding month, on the first business day of each month.

                        A.           For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current offering circular and statement of additional information.  The management fee payable by the Fund shall be calculated daily at an annual rate of 0.65% of the value of the Fund’s net assets.

                        B.           The management fee payable by the Fund shall be reduced or eliminated to the extent that FTFS has actually received cash payments of tender offer solicitation fees, less certain costs and expenses incurred in connection therewith.  The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.  The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

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                        C.           If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

                        D.           The Fund intends to invest in FPC Holdings Corporation, a Cayman Islands exempted company (the “Subsidiary”) in respect of which the Manager (i) provides investment advisory and other services and (ii) receives a management fee (the “Subsidiary Management Fee”) pursuant to an investment management agreement by and between the Subsidiary and Manager dated __________, 2011 (as amended, restated or otherwise modified from time to time, the “Subsidiary Agreement”).  In consideration of the Subsidiary Management Fee paid by the Subsidiary in which the Fund invests, and for as long as the Subsidiary Agreement remains in effect, the Manager agrees to waive irrevocably all or any portion of the Fund Management Fee that would otherwise be paid by the Trust for and on behalf of the Fund to the Manager in any period in an amount equal to the amount of the Subsidiary Management Fee, if any, actually paid by the Subsidiary to the Manager under the Subsidiary Agreement during such period.

            5.         Activities of the Manager.  The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.  Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

            6.         Liabilities of the Manager.

                        A.           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, neither the Manager nor any of its directors, officers or employees shall be subject to liability to the Trust, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        B.           Notwithstanding the foregoing, the Manager agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement or similar documents, holdings of meetings of its shareholders or trustees, the conducting of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control); or, (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders.  The Manager shall not be obligated pursuant to the provisions of this Subparagraph 6.B., to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters.  So long as this Agreement is in effect, the Manager shall pay to the Trust the amount due for expenses subject to this Subparagraph 6.B. within thirty (30) days after a bill or statement has been received by the Manager therefore.  This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

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                        C.           No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

            7.         Renewal and Termination.

                        A.           This Agreement shall become effective on the date written below and shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement or “interested persons” of such party (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

                        B.           This Agreement:

                                       (i)           may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Manager;

                                       (ii)          shall immediately terminate with respect to the Fund in the event of its assignment; and

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                                       (iii)          may be terminated by the Manager on sixty (60) days’ written notice to the Fund.

                        C.           As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act.

                        D.           Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

            8.         Severability.   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            9.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            10.       Limitation of Liability.  Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the ____ day of October, 2011.

FRANLIN ALTERNATIVE STRATEGIES FUNDS on behalf of

FRANKLIN PELAGOS COMMODITIES STRATEGY FUND

By:  _____________________________

Title: ____________________________

FRANKLIN ADVISERS, INC.

By:  ____________________________

Title: ___________________________

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